Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

sebastien_reyes@uhaul.com

AMERCO Announces Special Cash Dividend

Reno, Nev. (December 11, 2017) AMERCO (Nasdaq: UHAL), the parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, on December 6, 2017, declared a special cash dividend on its Common Stock of $0.50 per share. The dividend will be payable January 5, 2018 to holders of record on December 21, 2017.

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

About U-Haul

Since 1945, U-Haul has been the choice for the do-it-yourself mover. U-Haul customers' patronage has enabled the Company to maintain the largest rental fleet in the do-it-yourself moving industry which includes a fleet of trucks, trailers and towing devices. U-Haul also offers storage throughout North America. U-Haul is the consumer's number one choice as the largest installer of permanent trailer hitches in the automotive aftermarket industry. The Company supplies alternative-fuel for vehicles and backyard barbecues as one of the nation's largest retailers of propane.